EXHIBIT 99.1



Contact:
Scott Tarriff
President and Chief Executive Officer
Par Pharmaceutical, Inc.
(201) 802-4000

               PHARMACEUTICAL RESOURCES ANNOUNCES SAWYER TO RETIRE

SPRING VALLEY, NEW YORK, JUNE 19, 2003 - Pharmaceutical Resources, Inc. (NYSE:PRX) today announced that Kenneth I. Sawyer, chairman, president and chief executive officer, plans to retire, effective July 1, 2003. Sawyer, who has led the company since 1989, will devote much of his time and efforts to managing the Landon Morley Sawyer Foundation, a charitable foundation established in 2002.

The board of directors will conduct a search for a new chairman and chief executive officer of PRX. In the interim, Scott Tarriff, president and chief executive officer of PRX's Par Pharmaceutical subsidiary, and Arie L. Gutman, Ph.D., president and chief executive officer of PRX's FineTech unit, will report to the company's lead outside director. During this transition, Mr. Sawyer will remain a director and be available to consult with the company.

"Our company has never been stronger or more successful, so, after almost 14 years, I've decided it is the ideal time, both personally and professionally, to retire from PRX. I now look forward to the opportunity to pursue those personal interests that are of great importance to me," said Sawyer. "We have just completed the most successful year in our history, having achieved record sales and earnings, and look forward to 2003 being even better. We have succeeded in building a strong business that has propelled us into the ranks of the fastest growing generic pharmaceutical companies. Most importantly, with a talented and experienced management team in place, I am confident that the substantial progress we have achieved together will continue. My decision to retire at the end of June reflects my confidence in the future of PRX."

In October 1989, Sawyer became president and chief executive officer of the company and was named chairman of the board in October 1990. Over the past two years, PRX's sales have grown almost 350 percent with record sales and earnings achieved in each of the last two years. Since 2001, PRX, or its partners, has launched many new products, including six drugs with first-to-file status. PRX currently has over 40 drugs in development and 26 Abbreviated New Drug Applications (ANDA) awaiting approval at the U.S. Food and Drug Administration. These ANDAs include as many as 5 that may represent first-to-file opportunities entitling the company, or its strategic partner, up to 180 days of marketing exclusivity or co-exclusivity.

Earlier this year, PRX was included in the Standard & Poor's (S&P) MidCap 400 Index, which measures the performance of the mid-size company segment of the U.S. equity market. This index is used by over 95 percent of U.S. portfolio managers and pension plan sponsors with more than $25 billion indexed to the S&P MidCap 400.

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On behalf of his fellow board members, Mark Auerbach, a director since 1990, said, "we are grateful to Ken for his many contributions to PRX and his sacrifices in its behalf over the years. We wish Ken all the best and congratulate him on his record of achievement."

Pharmaceutical Resources, Inc., a holding company, develops, manufactures, and distributes generic pharmaceuticals through its wholly owned subsidiary, Par Pharmaceutical. Through its FineTech unit, PRX also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. PRX currently manufactures and distributes over 167 products representing various dosage strengths of 62 drugs. For press release and other Company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's reports on Form 10-K, Form 10-Q, and Form 8-K.

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